Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectus and statement of additional information of Fidelity Ginnie Mae Fund, Fidelity Government Income Fund, Fidelity Intermediate Government Income Fund, Fidelity Total Bond Fund, and Fidelity Ultra-Short Bond Fund of Fidelity Income Fund filed as part of this Post-Effective Amendment No. 61 to the Registration Statement (File Nos. 002-92661 and 811-04085) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A (File Nos. 002-92661 and 811-04085).

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

New York, NY

September 27, 2004